Exhibit 99.4

FOR IMMEDIATE RELEASE

Contact:

Mark Spencer

Burson-Marsteller

312-596-3628

iPCS, INC. ANNOUNCES EARNINGS RELEASE AND CONFERENCE CALL

SCHEDULE FOR THE QUARTER ENDED DECEMBER 31, 2004

SCHAUMBURG, IL, FEBRUARY 1, 2005 – iPCS, Inc. (Pink Sheets: “IPCX”), the PCS Affiliate of Sprint that owns and operates the Sprint nationwide PCS wireless network in 40 markets in four Midwestern states, today announced that the Company will release its financial and subscriber results for the quarter ended December 31, 2004 after the close of market on February 7, 2005 and will hold a conference call on Tuesday, February 8, 2005, at 9:00 a.m.  Eastern Time (8:00 a.m. Central Time) to discuss the results.

Participating in the call will be Tim Yager, president and chief executive officer, and Steb Chandor, executive vice president of operations and chief financial officer. To listen to the call, dial 1-800-510-0178 at least five minutes before the conference call begins using a pass code of 87370191. Those calling in from international locations should dial 1-617-614-3450 and use the same pass code. A replay of the call will be available at 1:00 p.m. Eastern Time February 8, 2005. To access the replay, dial 1-888-286-8010 using a pass code of 74515436. To access the replay from international locations, dial 1-617-801-6888 and use the same pass code. The call will also be webcast and can be accessed at the Investor Relations page of the iPCS website at

www.ipcswirelessinc.com. Replay of the webcast and the call will be available through midnight on February 15, 2005.

About iPCS, Inc.

iPCS is the PCS Affiliate of Sprint with the exclusive right to sell wireless mobility communications, network products and services under the Sprint brand in 40 markets in Illinois,  Michigan, Iowa and eastern Nebraska with approximately 7.8 million residents. The territory includes key markets such as Grand Rapids, Michigan, Champaign-Urbana and Springfield, Illinois, and the Quad Cities of Illinois and Iowa. iPCS is headquartered in Schaumburg, Illinois.  For more information, please visit our website at www.ipcswirelessinc.com.

About Sprint

Sprint offers an extensive range of innovative communication products and solutions, including global IP, wireless, local and multiproduct bundles. A Fortune 100 company with more than $26 billion in annual revenues in 2003, Sprint is widely recognized for developing, engineering and deploying state-of-the-art network technologies, including the United States’ first nationwide alldigital, fiber-optic network; an award-winning Tier 1 Internet backbone; and the largest 100-percent digital, nationwide PCS wireless network in the United States. For more information, visit  www.sprint.com/mr.

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